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                                                                  Exhibit (h)(2)

                               AMENDMENT NO. 1 TO
                            MASTER SERVICES AGREEMENT

      AMENDMENT NO. 1 made as of the 1st day of December, 2004, between LEVCO SERIES TRUST (the "Trust"), a Delaware business trust having its principal place of business at One Rockefeller Plaza, New York, NY 10020 and BISYS FUND SERVICES OHIO, INC ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Master Services Agreement dated March 1, 2004, as amended (the "Agreement"), under which BISYS performs certain management and administration services for the Trust. All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

      WHEREAS, the Agreement provides that BISYS shall perform such additional services as are mutually agreed upon in writing by the parties;

      WHEREAS, the Trust desires that BISYS perform certain additional services for the Trust;

      WHEREAS, BISYS is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in this Amendment; and

      WHEREAS, BISYS and the Trust wish to enter into this Amendment to the Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Trust, and to supplement and clarify certain provisions of the Agreement.

      NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

      1. Service Provider Program

      BISYS will provide the following additional services to assist the Trust in connection with its obligations under Rule 38a-1 of the Investment Company Act of 1940, as amended ("Rule 38a-1"):

      (a) Perform risk-based testing and an annual assessment of the compliance procedures of each BISYS service group (i.e., transfer agency, fund accounting, administration) that provides services to the Trust and of any BISYS affiliate acting as the Trust's distributor.

      (b) Provide information reasonably requested by the Board of Trustees (the "Board") in connection with the Board's determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.

      (c) Provide reports to the Trust's Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

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      (d) Maintain appropriate records for the Trust to reflect the services set forth above in accordance with Rule 38a-1 and as more fully set forth herein.

      2. Fees

      In addition to all fees, expenses and miscellaneous fees or charges provided for under the Agreement, BISYS shall be entitled to receive from the Trust the amounts set forth on Schedule A hereto, reflecting the amounts charged by BISYS for the performance of services.

      3. Information to be Furnished by the Trust

      (a) The Trust has furnished or shall promptly furnish to BISYS copies of the Trust Compliance Policies and Procedures, as amended and current as of the date of this Agreement.

      (b) The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in (a) above, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Trust Compliance Polices and Procedures which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

      (c) BISYS may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to (a) above.

      4. Representations and Warranties

      Each party represents and warrants to the other that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      5. Miscellaneous

      (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

      (b) Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be

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construed as a reference to the Agreement as separately amended by this
Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by each party hereto.

      (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

      (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (e) IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                     LEVCO SERIES TRUST

                                     By: /s/ Norris Nissim
                                         ---------------------------------------
                                     Name:  Norris Nissim
                                     Title: Secretary

                                     BISYS FUND SERVICES OHIO, INC.

                                     By: /s/ Fred Naddoff
                                         ---------------------------------------
                                     Name:  Fred Naddoff
                                     Title: President

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                                   SCHEDULE A

                            TO AMENDMENT NO. 1 TO THE
                            MASTER SERVICES AGREEMENT
                           BETWEEN LEVCO SERIES TRUST
                       AND BISYS FUND SERVICES OHIO, INC.

                             DATED _________________

                                      FEES

GENERAL

The fees set forth below are an aggregate fee covering services to the Trust. The fees shall be billed monthly.

All recurring fees set forth below shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by no more than the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

SERVICE PROVIDER PROGRAM

$10,000 per annum

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